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                                                               Exhibit (11)(a)


                           CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated June 23, 1997, relating to the Statement of Assets and Liabilities of Investment Services for Education Associations Trust, which appears in such Statement of Additional Information and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Custodian, Counsel and Independent Auditors" in such Statement of Additional Information.



/s/ Price Waterhouse LLP

Price Waterhouse LLP
201 North Service Road
Melville, New York 11747
July 10, 1997